NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors, Inc. Investor Relations (800) 400-6407 investor.relations@incomeopp-realty.com

Income Opportunity Realty Investors, Inc. Reports Third Quarter 2012 Results

DALLAS (November 14, 2012) Income Opportunity Realty Investors, Inc. (NYSE MKT:IOT), a Dallas-based real estate investment company, today reported results of operations for the third quarter ended September 30, 2012. lOT announced today that the Company reported net income of $0.4 million or $0.08 per diluted earnings per share for the period ended September 30, 2012. as compared to a net loss of $0.5 million or $0.13 per diluted earnings per share for the same period ended 201 I .

Land held for development or sale is our sole operating segment, holding 178 acres of land in Texas. There was no income generated from this segment for the three months ended September 30, 2012, nor for the prior period ended September 30, 2011. Our primary source of revenue is from interest income on $26.3 million of note receivables from related parties.

Interest income was $972,000 for the three months ended September 30, 2012. This represents an increase of $429,000 as compared to the prior period interest income of $543,000. The increase was related to the note receivables from Unified Housing Foundation, Inc., a related party. Prior to January I, 2012, on cash flow notes where payments are based upon surplus cash from operations, accrued but unpaid interest income was only recognized to the extent that cash was received. As of January I, 2012, due to the consistency of cash received on the surplus cash notes, we are recording interest as earned.

Property operating expenses were $12,000 for the three months ended September 30, 2012. This represents an increase of $6,000, as compared to the prior period operating expenses of $6,000. There was an increase in property operating expenses related to the land portfolio of $6,000 which was due to an increase in POA fees billed for third quarter of 2012.

General and administrative expenses were $65,000 for the three months ended September 30, 2012. This represents a decrease of $29,000, as compared to the prior period general and administrative services of 594,000. There was a decrease in general and administrative expenses related to the other portfolio which consisted of a decrease of $11,000 in professional fees and a decrease of $18,000 in cost reimbursements to our Advisor.

Earnings from unconsolidated subsidiaries and investees relate to lOT's 10.0% investment in TCI Eton Square, LP. This investment is accounted for under the equity method and recognizes its portion of the current period earnings.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company's website at www.incomeopp-realtv.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(dollars in thousands, except share and per share amounts)
Revenues:
Rental and other property revenues	$-	$-	$-	$-

Expenses:
Property operating expenses (including $11 and $6 for the three months and $54 and $8 for the nine months ended 2012 and 2011 respectively from related parties)	12	6	56	18
General and administrative (including $57 and $52 for the three months and $257 and $167 for the nine months ended 2012 and 2011 respectively from related parties)	65	94	425	370
Advisory fee to related party	206	219	608	650
Total operating expenses	283	319	1,089	1,038
Operating loss	(283)	(319)	(1,089)	(1,038)

Other income (expense):
Interest income (including $972 and $543 for the three months and $3,868 and $1,560 for the nine months ended 2012 and 2011 respectively from related parties)	972	543	3,868	1,560
Mortgage and loan interest	(276)	(282)	(828)	(928)
Earnings from unconsolidated subsidiaries and investees	(14)	28	(37)	(22)
Total other income	682	289	3,003	610
Income (loss) from continuing operations before tax	399	(30)	1,914	(428)
Income tax expense	(15)	(170)	(18)	(672)
Net income (loss) from continuing operations	384	(200)	1,896	(1,100)
Discontinued operations:
Loss from discontinued operations	(43)	(10)	(52)	(1,444)
Loss on the sale of real estate from discontinued operations	-	(475)	-	(475)
Income tax benefit from discontinued operations	15	170	18	672
Net loss from discontinued operations	(28)	(315)	(34)	(1,247)
Net income (loss)	356	(515)	1,862	(2,347)

Earnings per share - basic
Income (loss) from continuing operations	$0.09	$(0.05)	$0.45	$(0.26)
Loss from discontinued operations	(0.01)	(0.08)	(0.01)	(0.30)
Net income (loss) applicable to common shares	$0.08	$(0.13)	$0.44	$(0.56)

Earnings per share - diluted
Income (loss) from continuing operations	$0.09	$(0.05)	$0.45	$(0.26)
Loss from discontinued operations	(0.01)	(0.08)	(0.01)	(0.30)
Net income (loss) applicable to common shares	$0.08	$(0.13)	$0.44	$(0.56)

Weighted average common share used in computing earnings per share	4,168,214	4,168,214	4,168,214	4,168,214
Weighted average common share used in computing diluted earnings per share	4,168,214	4,168,214	4,168,214	4,168,214

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
	September 30,	December 31,
	2012	2011
	(dollars in thousands, except share a nd par value amounts)
Assets
Real estate land holdings, at cost	$24,511	$24,511
Total real estate	24,511	24,511

Notes and interest receivable from related parties	26,295	31,612
Less allowance for doubtful accounts	(1,826)	(1,826)
Total notes and interest receivable	24,469	29,786
Cash and cash equivalents	11	1
Investments in unconsolidated subsidiaries and investees, subject to sales contract	-	37
Receivable and accrued interest from related parties	59,207	52,160
Other assets	1,506	1,546
Total assets	$109,704	$108,041

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$28,399	$28,588
Deferred gain (from sales to related parties)	5,127	5,127
Accounts payable and other liabilities	115	125
	33,641	33,840
Commitments and contingencies:
Shareholders’ equity:
Common stock, $.01 par value, authorized 10,000,000 shares; issued 4,173,675 shares in 2012 and 2011	42	42
Treasury stock at cost, 5,461 in 2012 and 2011	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	14,105	12,243
Total shareholders' equity	76,063	74,201
Total liabilities and shareholders' equity	$109,704	$108,041